Exhibit 99.1

BankGuam Holding Company

Declares 2nd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Tuesday, May 29, 2018. The dividends will be paid on June 29, 2018, to shareholders of record as of June 15, 2018.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and
COO (671) 472-5273